     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998


                                                 REGISTRATION NO. 333-40813
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 7
                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            ANTHRACITE CAPITAL, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)
                         ------------------------------

             345 PARK AVENUE, 29TH FLOOR, NEW YORK, NEW YORK 10154
                                 (212) 754-5560
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 HUGH R. FRATER
                                   PRESIDENT
                            ANTHRACITE CAPITAL, INC.
                          345 PARK AVENUE, 29TH FLOOR
                            NEW YORK, NEW YORK 10154
                                 (212) 754-5560
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

           VINCENT J. PISANO, ESQ.                      GEORGE C. HOWELL III, ESQ.
            SKADDEN, ARPS, SLATE                         RANDOLPH F. TOTTEN, ESQ.
             MEAGHER & FLOM LLP                              HUNTON & WILLIAMS
              919 THIRD AVENUE                             951 EAST BYRD STREET
          NEW YORK, NEW YORK 10022                       RICHMOND, VIRGINIA 23219
          TELEPHONE: (212) 735-2790                      TELEPHONE: (804) 788-8200
          FACSIMILE: (212) 735-2000                      FACSIMILE: (804) 788-8218

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF SECURITIES                  AMOUNT BEING     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
              BEING REGISTERED                  REGISTERED (1)          SHARE              PRICE(2)        REGISTRATION FEE
Common Stock, par value $0.001 per share      23,000,000 shares         $16.00           $368,000,000        $108,560(3)

(1) Includes 3,000,000 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any (the "Underwriting").

(2) Estimated based on a bona fide estimate of the maximum offering price $16.00 solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.

(3) Previously paid.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Not Applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                                              AMOUNT TO BE PAID
                                                                                            ----------------------
SEC Registration Fee......................................................................      $      108,560
NYSE listing fee..........................................................................             147,600
NASD filing fee...........................................................................              30,500
Printing and engraving expenses...........................................................             200,000
Legal fees and expenses...................................................................             400,000
Blue sky fees and expenses................................................................               5,000
Accounting fees and expenses..............................................................              40,000
Transfer agent and Registrar fees.........................................................              10,000
Miscellaneous.............................................................................              63,340

Total.....................................................................................           1,000,000

*   To be provided by amendment.

ITEM 32. SALES TO SPECIAL PARTIES

    None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    None

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the MGCL, the Company's Articles of Incorporation obligate the Company to indemnify its present and former directors and officers and the Manager and its employees, officers, directors and controlling persons and to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws of the Company implement the provisions relating to indemnification contained in the Company's Articles of Incorporation. The MCGL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. In addition, the officers, directors, and controlling persons of the Company are indemnified against certain liabilities by the Company under the Purchase Agreement relating to this Offering. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.

    The Underwriting Agreement (Exhibit 1.1) also provides for the indemnification by the Underwriters of the Company, its directors and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements included in the Prospectus are:

        Balance sheet at March 5, 1998

        Notes to financial statements

        All schedules have been omitted because they are not applicable.

    (b) Exhibits


   ** 1.1  Form of Underwriting Agreement
   ** 3.1  Articles of Incorporation of the Registrant
   ** 3.2  Bylaws of the Registrant
      5.1  Opinion of Miles & Stockbridge
      8.1  Opinion of Skadden, Arps, Slate. Meagher & Flom LLP
   **10.1  Management Agreement between the Registrant and BlackRock Financial
           Management, Inc.
   **10.6  Form of 1998 Stock Option Incentive Plan
   **21.1  Subsidiaries of the Registrant
   **23.1  Consent of Deloitte & Touche LLP
     23.2  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 8.1)
     23.3  Consent of Miles & Stockbridge (included in Exhibit 5.1)
   **24.1  Power of Attorney (included on page II-5)
   **99.1  Consents to be named as a director pursuant to Rule 438


*   To be filed by amendment.

**  Previously filed.

ITEM 37. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing of the Offering certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the provisions referenced in Item 34 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    That for purposes of determining any liability under the Securities Act, the information omitted from the Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

    The registrant undertakes to send to each stockholder at least on an annual basis a detailed statement of transactions with the Manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

    The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full year of operations of the Company.

    The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to stockholders at least once each quarter after the distribution period of the offering has ended.

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
                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on the 20th day of March, 1998.


                                ANTHRACITE CAPITAL, INC.

                                BY:               /S/ RICHARD SHEA
                                     -----------------------------------------
                                                    Richard Shea
                                         CHIEF OPERATING OFFICER AND CHIEF
                                                 FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ LAURENCE D. FINK       Chairman of the Board
------------------------------                                     3/20/98
       Laurence D. Fink

      /s/ HUGH R. FRATER        President (Principal
------------------------------    Executive Officer)               3/20/98
        Hugh R. Frater

                                Chief Operating Officer and
       /s/ RICHARD SHEA           Chief Financial Officer
------------------------------    (Principal Financial and         3/20/98
         Richard Shea             Accounting Officer)



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